Exhibit 99.1

YETI Reports Second Quarter 2021 Results
Net Sales Increased 45%
Gross Margin Expanded 280 Basis Points
EPS Increased to $0.63 from $0.38
Adjusted EPS Increased to $0.68 from $0.41
Raises 2021 Outlook

Austin, Texas, August 5, 2021 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the second quarter ended July 3, 2021.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “Demand and passion for the YETI brand remained robust during the second quarter. Net sales surged 45% during the period, driven by strong direct-to-consumer performance throughout the quarter including Mother’s Day and Father’s Day, significant year-over-year recoveries in channels such as wholesale that experienced outsized impacts during the pandemic, and a more than three-fold gain in our international business. This topline performance combined with better-than-planned operating margins fueled 66% earnings per share growth for the quarter.”

Mr. Reintjes concluded, “The ongoing momentum in the business continues to be supported by the incredible execution of our team and many brand partners. We remain diligent and thoughtful as we contain and mitigate global supply chain volatility and cost pressures, with a focus on what we directly control – driving brand passion, consideration, and demand. Our conviction and discipline in these areas support our increased full year net sales and earnings per share outlooks for the year.”

For the Three Months Ended July 3, 2021

Net sales increased 45% to $357.7 million, compared to $246.9 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 48% to $196.9 million, compared to $133.0 million in the prior year quarter, driven by strong performance in both Drinkware and Coolers & Equipment. The DTC channel grew to 55% of net sales, compared to 54% in the prior year period.
•Wholesale channel net sales increased 41% to $160.8 million, compared to $113.9 million in the same period last year, driven by both Drinkware and Coolers & Equipment. In the second quarter of 2020, wholesale channel net sales were adversely impacted by the temporary store closures due to COVID-19.
•Drinkware net sales increased 69% to $192.9 million, compared to $114.3 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 23% to $157.8 million, compared to $128.6 million in the same period last year, driven by strong performance in soft coolers, bags, outdoor living products, cargo and hard coolers.

Gross profit increased 52% to $209.1 million, or 58.5% of net sales, compared to $137.5 million, or 55.7% of net sales, in the second quarter of 2020. The 280 basis point increase in gross margin was primarily driven by a favorable mix shift to our DTC channel, product cost improvements, and lower inventory reserves, partially offset by the unfavorable impact of the non-renewal of the Global System of Preferences program on import duties and higher inbound freight.

Selling, general, and administrative (“SG&A”) expenses increased 50% to $136.7 million, compared to $91.0 million in the second quarter of 2020. The 2020 period included the benefit of cost reduction initiatives implemented in response to COVID-19. As a percentage of net sales, SG&A expenses increased 140 basis points to 38.2% from 36.8% in the prior year period. This increase included 220 basis points increase in non-variable expenses, primarily driven by higher marketing expenses. Variable expense leverage of 80 basis points on higher net sales positively impacted the quarter.

Operating income increased 56% to $72.4 million, or 20.2% of net sales, compared to $46.5 million, or 18.8% of net sales, during the prior year quarter.

Adjusted operating income increased 57% to $77.4 million, or 21.6% of net sales, compared to $49.3 million, or 20.0% of net sales, during the same period last year.

Net income increased 68% to $56.2 million, or 15.7% of net sales, compared to $33.5 million, or 13.6% of net sales, in the prior year quarter; Net income per diluted share increased 66% to $0.63, compared to $0.38 per diluted share in the prior year quarter.

Adjusted net income increased 68% to $60.0 million, or 16.8% of net sales, compared to $35.6 million, or 14.4% of net sales, in the prior year quarter; Adjusted net income per diluted share increased 66% to $0.68, compared to $0.41 per diluted share in the prior year quarter.

For the Six Months Ended July 3, 2021

Net sales increased 44% to $605.2 million, compared to $421.4 million in the prior year.

•DTC channel net sales increased 52% to $323.7 million, compared to $212.6 million in the prior year period, driven by both Drinkware and Coolers & Equipment. The DTC channel grew to 53% of net sales, compared to 50% in the prior year.
•Wholesale channel net sales increased 35% to $281.6 million, compared to $208.7 million in the same period last year, primarily driven by both Drinkware and Coolers & Equipment. In the second quarter of 2020, wholesale channel net sales were adversely impacted by the temporary store closures due to COVID-19.
•Drinkware net sales increased 51% to $341.8 million, compared to $226.9 million in the prior year period, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 34% to $251.3 million, compared to $188.1 million in the same period last year. The strong performance was driven by growth in outdoor living products, soft coolers, bags, hard coolers, and cargo.

Gross profit increased 54% to $354.3 million, or 58.5% of net sales, compared to $230.0 million, or 54.6% of net sales, in the prior year. The 390 basis point increase in gross margin was primarily driven by a favorable mix shift to our DTC channel as well as product cost improvements, lower inventory reserves and lower inbound freight.

Selling, general, and administrative expenses increased 45% to $241.8 million, compared to $167.3 million in the prior year, which included the benefit of cost reduction initiatives implemented in response to COVID-19. As a percentage of net sales, SG&A expenses increased 30 basis points to 40.0% from 39.7% in the prior year period. This increase was due to an increase of 20 basis points in variable expenses, driven by the increased mix of our faster growing and higher gross margin DTC channel, which grew to 53% of net sales during the period, and an increase of 10 basis points in non-variable expenses.

Operating income increased 79% to $112.5 million, or 18.6% of net sales, compared to $62.7 million, or 14.9% of net sales, during the prior year.

Adjusted operating income increased 80% to $121.1 million, or 20.0% of net sales, compared to $67.4 million, or 16.0% of net sales, during the same period last year.

Net income increased 107% to $86.8 million, or 14.3% of net sales, compared to $42.0 million, or 10.0% of net sales, in the prior year; Net income per diluted share increased 104% to $0.98, compared to $0.48 per diluted share in the prior year.

Adjusted net income increased 105% to $93.3 million, or 15.4% of net sales, compared to $45.5 million, or 10.8% of net sales in the prior year period; Adjusted net income per diluted share increased 102% to $1.05, compared to $0.52 per diluted share in the same period last year.

Balance Sheet and Cash Flow Highlights

Cash increased to $233.8 million, compared to $127.5 million at the end of the second quarter of 2020.

Inventory increased 60% to $221.7 million, compared to $138.8 million at the end of the prior year quarter, primarily due to the inventory purchase order reductions taken in response to COVID-19 in 2020. The inventory increase represents a CAGR of 11% since the same period in 2019.

Total debt, excluding finance leases and unamortized deferred financing fees, was $123.8 million, compared to $292.5 million at the end of the second quarter of 2020. During the first half of 2021, YETI made mandatory debt payments of $11.3 million. At the end of the second quarter of 2021, our cash balance exceeded total debt by $110.0 million.

Updated 2021 Outlook

For Fiscal 2021, a 52-week period, compared to a 53-week period in Fiscal 2020:

•Net sales are now expected to increase between 26% and 28% (versus the previous outlook of between 20% and 22%);
•Operating income as a percentage of net sales is expected to be approximately 19%, which remains unchanged from the previous outlook;
•Adjusted operating income as a percentage of net sales is expected to be approximately 20.5%, which remains unchanged from the previous outlook;
•The effective tax rate is now expected to be approximately 23%, (versus the previous outlook of 24.0%);
•Net income per diluted share is now expected to be between $2.25 and $2.29 (versus the previous outlook of $2.12 and $2.16), reflecting a 27% to 29% increase;
•Adjusted net income per diluted share is now expected to be between $2.42 and $2.46 (versus the previous outlook of $2.28 and $2.32), reflecting a 29% to 32% increase;
•Diluted weighted average shares outstanding is now expected to be approximately 88.6 million (versus the previous outlook of 88.5 million); and

•Capital expenditures are expected to remain between $55 million and $60 million, primarily to support investments in technology and new product innovation and launches.
Conference Call Details
A conference call to discuss the second quarter of 2021 financial results is scheduled for today, August 5, 2021, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 631-891-4304 (international callers, please dial 631-891-4304) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 10015594. A replay will be available through August 19, 2021.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to backpacks and bags, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes our customers. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted operating income, adjusted net income, adjusted net income per diluted share as well as adjusted operating income and adjusted net income as a percentage of net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these measures are useful to investors as they are widely used measures of performance and to facilitate comparisons to other companies. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements relating to demand conditions and expected sales levels, including those set forth in the quote from YETI’s President and CEO, and the updated 2021 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and impact of the rapidly evolving COVID-19 pandemic, including its impact on global economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended January 2, 2021 and the Quarterly Report on Form 10-Q for the three months ended April 3, 2021, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net sales	$357,667	$246,938	$605,221	$421,350
Cost of goods sold	148,550	109,413	250,920	191,367
Gross profit	209,117	137,525	354,301	229,983
Selling, general, and administrative expenses	136,692	90,992	241,827	167,288
Operating income	72,425	46,533	112,474	62,695
Interest expense	(832)	(2,657)	(1,686)	(5,767)
Other (expense) income	(955)	900	(1,253)	(938)
Income before income taxes	70,638	44,776	109,535	55,990
Income tax expense	(14,407)	(11,294)	(22,781)	(14,028)
Net income	$56,231	$33,482	$86,754	$41,962

Net income per share
Basic	$0.64	$0.39	$0.99	$0.48
Diluted	$0.63	$0.38	$0.98	$0.48

Weighted-average common shares outstanding
Basic	87,327	86,937	87,253	86,883
Diluted	88,652	87,477	88,561	87,469

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	July 3, 2021	January 2, 2021	June 27, 2020
ASSETS
Current assets
Cash	$233,773	$253,283	$127,467
Accounts receivable, net	81,893	65,417	85,886
Inventory	221,663	140,111	138,782
Prepaid expenses and other current assets	23,832	17,686	15,279
Total current assets	561,161	476,497	367,414
Property and equipment, net	102,005	78,075	77,379
Operating lease right-of-use assets	51,672	34,090	34,963
Goodwill	54,293	54,293	54,293
Intangible assets, net	92,857	92,078	91,467
Other assets	1,987	2,034	1,936
Total assets	$863,975	$737,067	$627,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$145,683	$123,621	$41,447
Accrued expenses and other current liabilities	86,808	89,068	42,003
Taxes payable	15,928	18,316	12,687
Accrued payroll and related costs	19,966	25,810	8,002
Operating lease liabilities	11,142	8,247	8,086
Current maturities of long-term debt	24,478	22,697	18,941
Total current liabilities	304,005	287,759	131,166
Long-term debt, net of current portion	107,756	111,017	270,846
Operating lease liabilities, non-current	50,881	36,546	38,589
Other liabilities	17,239	13,327	17,822
Total liabilities	479,881	448,649	458,423

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 87,441, 87,128, and 87,004 shares outstanding at July 3, 2021, January 2, 2021, and June 27, 2020, respectively	874	871	870
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	329,638	321,678	315,405
Retained earnings (accumulated deficit)	53,010	(33,744)	(147,583)
Accumulated other comprehensive income (loss)	572	(387)	337
Total stockholders’ equity	384,094	288,418	169,029
Total liabilities and stockholders’ equity	$863,975	$737,067	$627,452

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	July 3, 2021	June 27, 2020
Cash Flows from Operating Activities:
Net income	$86,754	$41,962
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	14,941	15,359
Amortization of deferred financing fees	349	478
Stock-based compensation	7,515	4,036
Deferred income taxes	1,801	3,511
Impairment of long-lived assets	1,142	632
Other	1,971	1,239
Changes in operating assets and liabilities:
Accounts receivable	(16,797)	(4,433)
Inventory	(81,188)	46,723
Other current assets	(6,133)	4,351
Accounts payable and accrued expenses	12,535	(52,781)
Taxes payable	(2,401)	9,393
Other	1,703	1,881
Net cash provided by operating activities	22,192	72,351
Cash Flows from Investing Activities:
Purchases of property and equipment	(25,894)	(7,160)
Additions of intangibles, net	(3,915)	(3,769)
Net cash used in investing activities	(29,809)	(10,929)
Cash Flows from Financing Activities:
Repayments of long-term debt	(11,250)	(7,500)
Taxes paid in connection with employee stock transactions	(1,700)	(704)
Proceeds from employee stock transactions	2,149	1,397
Finance lease principal payment	(96)	(91)
Borrowings under revolving line of credit	—	50,000
Repayments under revolving line of credit	—	(50,000)
Net cash used in financing activities	(10,897)	(6,898)
Effect of exchange rate changes on cash	(996)	428
Net (decrease) increase in cash	(19,510)	54,952
Cash, beginning of period	253,283	72,515
Cash, end of period	$233,773	$127,467

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Operating income	$72,425	$46,533	$112,474	$62,695
Adjustments:
Non-cash stock-based compensation expense(1)	4,097	2,181	7,515	4,036
Long-lived asset impairment(1)	851	632	1,142	632
Adjusted operating income	$77,373	$49,346	$121,131	$67,363

Net income	$56,231	$33,482	$86,754	$41,962
Adjustments:
Non-cash stock-based compensation expense(1)	4,097	2,181	7,515	4,036
Long-lived asset impairment(1)	851	632	1,142	632
Tax impact of adjusting items(2)	(1,212)	(688)	(2,121)	(1,143)
Adjusted net income	$59,967	$35,607	$93,290	$45,487

Net sales	$357,667	$246,938	$605,221	$421,350
Operating income as a % of net sales	20.2%	18.8%	18.6%	14.9%
Adjusted operating income as a % of net sales	21.6%	20.0%	20.0%	16.0%
Net income as a % of net sales	15.7%	13.6%	14.3%	10.0%
Adjusted net income as a % of net sales	16.8%	14.4%	15.4%	10.8%

Net income per diluted share	$0.63	$0.38	$0.98	$0.48
Adjusted net income per diluted share	$0.68	$0.41	$1.05	$0.52
Weighted average common shares outstanding - diluted	88,652	87,477	88,561	87,469
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended July 3, 2021 and June 27, 2020, respectively. For both the six months ended July 3, 2021 and June 27, 2021, the tax rate used to calculate the tax impact of adjustments was 24.5%.
(3)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.

Fiscal 2021 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Twelve Months Ended	Updated Fiscal 2021 Outlook
	January 2, 2021	Low	High
Operating income	$214,233	$263,263	$267,748
Adjustments:
Non-cash stock-based compensation expense(1)	9,009	16,022	16,022
Long-lived asset impairment(1)	1,051	1,142	1,142
Business optimization expense(1)(2)	—	2,115	2,115
Adjusted operating income	$224,293	$282,542	$287,027

Net income	$155,801	$199,686	$203,148
Adjustments:
Non-cash stock-based compensation expense(1)	9,009	16,022	16,022
Business optimization expense(1)(2)	—	2,115	2,115
Long-lived asset impairment(1)	1,051	1,142	1,142
Loss on prepayment of debt(3)	1,064	—	—
Tax impact of adjusting items(4)	(2,725)	(4,723)	(4,723)
Adjusted net income	$164,200	$214,242	$217,704

Net sales	$1,091,721	$1,375,568	$1,397,403
Operating income as a % of net sales	19.6%	19.1%	19.2%
Adjusted operating income as a % of net sales	20.5%	20.5%	20.5%
Net income as a % of net sales	14.3%	14.5%	14.5%
Adjusted net income as a % of net sales	15.0%	15.6%	15.6%

Net income per diluted share	$1.77	$2.25	$2.29
Adjusted net income per diluted share	$1.87	$2.42	$2.46
Weighted average common shares outstanding - diluted	87,847	88,649	88,649
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents start-up costs, transition and integration charges associated with our new distribution facility in Memphis, Tennessee, and costs to exit our distribution facility in Dallas, Texas.
(3)Represents the accelerated amortization of deferred financing fees resulting from the voluntary prepayments of our term loan in Fiscal 2020.
(4)Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5% and 24.5% for Fiscal 2020 and Fiscal 2021, respectively.
(5)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.